SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2002

IMPAC MORTGAGE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-14100	33-0675505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Dove Street, Newport Beach, CA, 92660
(Address of principal executive offices including zip code)

(949) 475-3600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events

This filing is made to effect the incorporation by reference of the accompanying exhibits in the Company’s Registration Statement No. 333-74432 on Form S-3, filed with the Securities and Exchange Commission, which Post-Effective Amendment No. 1 became effective on May 13, 2002, and to supply information for Item 14 of the above described Registration Statement (Attached as Annex A).

On August 22, 2002, the Company entered into an underwriting agreement relating to the sale of 2,200,000 shares of its common stock. Based on a public offering price of $11.25 per share, the Company will receive approximately $23.5 million in net proceeds from the sale of the shares of common stock, after payment of its estimated expenses related to the offering and underwriting discounts and commissions. The underwriters expect to deliver the shares of common stock on or about August 28, 2002. The Company has granted the underwriters an option to purchase up to an additional 330,000 shares of common stock to cover over-allotments, if any, at the public offering price per share, less underwriting discounts and commissions.

Item 7.    Exhibits

(c)  Exhibits

1.1	—	Underwriting Agreement, dated August 22, 2002, among JMP Securities LLC, Sandler O’Neill & Partners, L.P. and the Registrant.

5.1	—	Legal Opinion of Kirkpatrick & Lockhart LLP.

5.2	—	Legal Opinion of McKee Nelson LLP.

8.1		Legal Opinion of McKee Nelson LLP regarding tax matters.

23.1	—	Consent of KPMG LLP regarding the Company.

23.2	—	Consent of KPMG LLP regarding Impac Funding Corporation.

23.3	—	Consent of Kirkpatrick & Lockhart (contained in Exhibit 5.1).

23.3	—	Consent of McKee Nelson LLP (contained in Exhibit 5.2).

23.4	—	Consent of McKee Nelson LLP (contained in Exhibit 8.1).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ RONALD M. MORRISON
Ronald M. Morrison General Counsel and Secretary

Date: August 22, 2002

3

ANNEX A

Item 14.    Other Expenses of Issuance and Distribution

The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of Securities are:

Legal Fees and Expenses	$60,000
Accounting Fees and Expenses	30,000
Printing and Engraving Expenses	20,000
Transfer and Registrar Fee	3,500
Miscellaneous	6,500

TOTAL	$120,000

4